EXHIBIT 10.2

MEDTRONIC, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN
(as restated October 19, 2005 and generally effective May 1, 2005)

i

ii

MEDTRONIC, INC.
SUPPLEMENTAL EXECUTIVE RETIREMENT PLAN

As restated October 19, 2005 and generally effective May 1, 2005

        Medtronic, Inc. (the “Company”) previously adopted the Medtronic, Inc. Executive Nonqualified Supplemental Benefit Plan (the “Plan”), effective May 1, 1986. The Plan was amended and restated in its entirely, effective May 1, 1997. The Company hereby again amends and restates the Plan in its entirety, as set forth herein, to reflect certain changes in the design and operation of the Plan, including changes required to comply with Section 409A of the Code, and to change the name of the Plan to the Medtronic, Inc. Supplemental Executive Retirement Plan.

        This restatement amends the manner in which benefits accrue and contributions are made under the Plan on or after May 1, 2005, and for these purposes, the restatement is effective May 1, 2005. The provisions of the Plan as in effect prior to this restatement shall apply to the manner in which benefits accrue and contributions are made under the Plan prior to May 1, 2005. This restatement also amends the Plan to comply with Section 409A of the Code and to make certain other changes in the Plan’s payment provisions, and solely for these purposes the restatement applies to all Plan benefits.

        The purpose of the Plan is to provide Eligible Employees with benefits that supplement those provided under certain of the tax-qualified plans maintained by the Company. More specifically, the Plan is intended to provide certain benefits on a nonqualified basis that are not otherwise provided under the Company’s tax-qualified plans as a result of the application of certain legal limitations on contributions, benefits and includible compensation, and as a result of the deferral of compensation by eligible employees under the Medtronic, Inc. Capital Accumulation Plan.

        The Plan is intended to be (and shall be construed and administered as) an employee benefit pension plan under the provisions of ERISA, which is unfunded and maintained primarily for the purpose of providing deferred compensation for Eligible Employees who constitute a select group of management or highly-compensated employees, as described in Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

        The Plan is not intended to be qualified under Section 401(a) of the Code. The Plan, as restated herein, is subject to, and intended to comply with, Section 409A of the Code and has been prepared in reliance on IRS Notice 2005-1 and the Proposed Regulations issued under Code Section 409A on October 4, 2005.

        The obligation of the Company to make payments under the Plan constitutes an unsecured (but legally enforceable) promise of the Company to make such payments and no person, including any Participant or Beneficiary under the Plan, shall have any lien, prior claim or other security interest in any property of the Company as a result of the Plan.

        ARTICLE 1.    DEFERRED COMPENSATION ACCOUNT

        Section 1.1.    Establishment of Account.   The Company shall establish one or more Accounts for each Participant which shall be utilized solely as a device to measure and determine the amount of deferred compensation to be paid under the Plan.

        Section 1.2.    Property of Company.   Any amounts set aside for benefits payable under the Plan are the property of the Company, except, and to the extent, provided in the Trust.

        ARTICLE 2.    DEFINITIONS, GENDER, AND NUMBER

        Section 2.1.    Definitions.   Whenever used in the Plan, the following words and phrases shall have the meanings set forth below unless the context plainly requires a different meaning, and when a defined meaning is intended, the term is capitalized.

2.1.1. “Account” means a bookkeeping account established by the Company on its books and records to record and determine the benefits payable to a Participant or Beneficiary under the Plan. The Company shall establish a separate Account on behalf of each Participant for:

(a) The benefit the Participant is entitled to receive pursuant to Section 4.2, if any, referred to as the “Nonqualified Retirement Plan Account;"

(b) The benefit the Participant is entitled to receive pursuant to Article 5, if any, referred to as the “Nonqualified Defined Contribution Account;” and

(c) The benefit the Participant is entitled to receive pursuant to Section 6.2, if any, entitled the “Supplemental Personal Investment Account.”

The Committee may establish any number of sub-accounts on behalf of a Participant or Beneficiary as the Committee considers necessary or advisable for purposes of maintaining a proper accounting of amounts to be credited under the Plan on behalf of a Participant or Beneficiary.

2.1.2. “Affiliate” or “Affiliates” means any corporation that is a member of a controlled group of corporations (as defined in Section 414(b) of the Code) which includes the Company and any trade or business (whether or not incorporated) which is under common control (as defined in Section 414(c) of the Code) with the Company.

2.1.3. “Beneficiary” or “Beneficiaries” means the persons or trusts designated by a Participant in writing pursuant to Section 7.3.1 of the Plan as being entitled to receive any benefit payable under the Plan by reason of the death of a Participant, or, in the absence of such designation, the persons specified in Section 7.3.2 of the Plan.

2.1.4. “Capital Accumulation Plan” means the Medtronic, Inc. Capital Accumulation Plan Deferral Program, as amended or restated from time to time or any successor thereto.

2.1.5. “Code” means the Internal Revenue Code of 1986, as amended from time to time and any successor statute. References to a Code section shall be deemed to be to that section or to any successor to that section.

2.1.6. “Committee” means the Compensation Committee of the Board of Directors of the Company, or any successor committee appointed by the Board of Directors to perform substantially similar functions.

2.1.7. “Company” means Medtronic, Inc. and its successors and assigns, by merger, purchase or otherwise.

2.1.8. “Defined Contribution Supplemental Benefit” means the benefit under the Predecessor Plan that was commonly referred to as the “ESOP restoration benefit.” This benefit equals the difference between: (a) the allocation due to Company contributions the Participant would have received under the ESOP prior to May, 1, 2005, but for the Section 401(a)(17) Limitation and Section 415 Limitation; and (b) the actual allocation actually received by the Participant under the ESOP.

2.1.9. “Eligible Employee” means an elected or appointed officer of the Company, or any other key employee of the Company or an Affiliate designated by the Committee or the Vice President of Compensation and Benefits of the Company, excluding any individual who is neither a United States citizen nor a United States resident. In order to be an Eligible Employee an employee must be a member of a select group of management or highly compensated employees within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA.

2.1.10. “ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time and any successor statute. References to an ERISA section shall be deemed to be to that section or to any successor to that section.

2.1.11. “ESOP” means the Medtronic, Inc. Employee Stock Ownership Plan, as in effect prior to April 30, 2001. (As of April 30, 2001, the ESOP was amended to permit elective deferrals under Section 401(k) of the Code and renamed the Medtronic, Inc. Employee Stock Ownership and Supplemental

Retirement Plan. As of May 1, 2005, the Medtronic, Inc. Employee Stock Ownership and Supplemental Retirement Plan was amended and renamed the Medtronic, Inc. Savings and Investment Plan.)

2.1.12. “Event” means an event of change in control of the Company, as defined in the Trust.

2.1.13. “Participant” means an Eligible Employee who has commenced participation in the Plan.

2.1.14. “Personal Investment Account” has the same meaning as in the Savings and Investment Plan.

2.1.15. “Personal Investment Account Supplemental Benefit” has the meaning set forth in Article 6.

2.1.16. “Plan Year” means the 12-month period commencing May 1 and ending the following April 30.

2.1.17. “Predecessor Plan” means the Plan, as in effect prior to May 1, 2005.

2.1.18. “Qualified Domestic Relations Order” has the same meaning as in Section 414(p) of the Code.

2.1.19. “Retirement Plan” means the Medtronic, Inc. Retirement Plan, as amended from time to time, and any successor thereto. In general, the Retirement Plan includes a final average pay benefit for individuals employed by the Company or an Affiliate prior to May 1, 2005. Effective May 1, 2005, the Retirement Plan provides a personal pension account benefit for individuals who become employed on or after May 1, 2005. Individuals participating in the Retirement Plan prior to May 1, 2005, may elect a personal pension account benefit in lieu of the final average pay benefit for Plan Years commencing May 1, 2005. Alternatively, an individual otherwise eligible to participate in the Retirement Plans may elect not to participate in the Retirement Plan and receive a contribution to a Personal Investment Account.

2.1.20. “Retirement Plan Supplemental Benefit” has the meaning set forth in Article 4.

2.1.21. “Savings and Investment Plan” means the Medtronic, Inc. Savings and Investment Plan, as amended from time to time, and any successor thereto. The Savings and Investment Plan includes a salary reduction benefit under Section 401(k) of the Code and a matching contribution benefit under Section 401(m) of the Code. Effective May 1, 2005, the Savings and

Investment Plan also includes a Personal Investment Account, for those Participants who have elected this retirement benefit option.

2.1.22. “Section 401(a)(17) Limitation” means the limitation on the dollar amount of compensation that may be taken into account under qualified retirement plans under Section 401(a)(17) of the Code, or any successor provision thereto.

2.1.23. “Section 415 Limitation” means the limitation on benefits for qualified defined benefit pension plans and the limitation on allocations for qualified defined contribution plans, which are imposed by Section 415(b) and (c), respectively, of the Code, or any successor provision thereto.

2.1.24. “Separation from Service” or “Separate from Service,” with respect to a Participant, means the Participant’s separation from service with all Affiliates, within the meaning of Section 409A(a)(2)(A)(i) of the Code and the regulations thereunder. Solely for these purpose, a Participant who is an Executive will be considered to have a Separation from Service when the Participant dies, retires, or otherwise has a termination of employment with all Affiliates. The employment relationship is treated as continuing intact while the Participant is on military leave, sick leave, or other bona fide leave of absence (such as temporary employment by the government) if the period of such leave does not exceed six months, or if longer, so long as the individual’s rights to reemployment with the Company or any Affiliate is provided either by statute or by contract. If the period of leave exceeds six months and the individual’s right to reemployment is not provided either by statute or contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Whether a termination of employment has occurred is based on the facts and circumstances.

2.1.25. “Specified Employee” means a “key employee” (as defined in Section 416(i) of the Code without regard to Section 416(i)(5)) of the Company. For purposes hereof, an employee is a key employee if the employee meets the requirements of Section 416(1)(A)(i), (ii) or (iii) of the Code (applied in accordance with the regulations thereunder and disregarding Section 416(i)(5)) at any time during the 12-month period ending on April 30. If a person is a key employee as of this identification date, the person is treated as a Specified Employee for the 12-month period beginning on the first day of the fourth month following the identification date

2.1.26. “Stock” means the Company’s common stock $.10 par value per share (as such par value may be adjusted from time to time).

2.1.27. “Trust” means the Medtronic, Inc. Compensation Trust Agreement Number One, as amended from time to time.

        Section 2.2.    Gender and Number.   Except as otherwise indicated by context, masculine terminology used herein also includes the feminine and neuter, and terms used in the singular may also include the plural.

        ARTICLE 3.    PARTICIPATION

        Section 3.1.    Who May Participate.   Participation in the Plan is limited to Eligible Employees.

        Section 3.2.    Time and Conditions of Participation.   An Eligible Employee shall become a Participant on the date on which he or she first accrues a benefit under the Plan, provided that he or she is then in compliance with such terms and conditions as the Committee may from time to time establish for the implementation of the Plan, including, but not limited to, any condition the Committee may deem necessary or appropriate for the Company to meet its obligations under the Plan.

        Section 3.3    Termination and Suspension of Participation.   Once an individual has become a Participant, participation shall continue until the first to occur of: (a) payment in full of all benefits to which the Participant or Beneficiary is entitled under the Plan; or (b) the occurrence of an event specified in Section 3.4 which results in loss of benefits. Except as otherwise specified in the Plan, the Company may not terminate an individual’s participation in the Plan; provided, however, that if the Committee, in its discretion, determines that it is likely that a Participant will not be considered to be a member of a select group of management or highly compensated employees, within the meaning of Sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, for any period, the Committee may require that no benefit be accrued under the Plan by or on behalf of such Participant during such period.

        Section 3.4.    Missing Persons.   Each Participant and Beneficiary entitled to receive benefits under the Plan shall be obligated to keep the Company informed of his or her current address until all Plan benefits that are due to be paid to the Participant or Beneficiary have been paid to him or her. If the Company is unable to locate the Participant or a Beneficiary for purposes of making a distribution, the amount of the Participant’s benefits under the Plan that would otherwise be considered as nonforfeitable shall be forfeited effective one year after: (a) the last date a payment of said benefit was made, if at least one such payment was made; or (b) the first date a payment of said benefit was directed to be made by the Company pursuant to the terms of the Plan, if no payments have been made. If such person is located after the date of such forfeiture, the benefits for such Participant or Beneficiary shall not be reinstated hereunder.

        Section 3.5.    Relationship to Other Plans.   Participation in the Plan shall not preclude participation of the Participant in any other fringe benefit program or plan sponsored by an Affiliate for which the Participant would otherwise be eligible. Notwithstanding anything in the Plan to the contrary, the Committee, or anyone to whom the Committee has delegated this authority pursuant to Section 10.4, may reduce the benefits payable to a Participant under the Plan if, and to the extent that, benefits are payable to the Participant under another similar plan or arrangement maintained by the Company or an Affiliate. The Committee (or its delegate) shall have complete and absolute discretion to determine whether another benefit plan or arrangement maintained by the Company or an Affiliate is similar to the Plan, and if so, the amount of reduction to be applied to the Participant’s Plan benefits.

        ARTICLE 4.    RETIREMENT PLAN SUPPLEMENTAL BENEFIT

        Section 4.1.    Calculation of Retirement Plan Supplemental Benefit.   An Eligible Employee shall earn a Retirement Plan Supplemental Benefit as of any determination date in an amount equal to the lump sum actuarial equivalent value of his or her Unrestricted Retirement Plan Benefit less the lump sum actuarial equivalent value of his or her Actual Retirement Plan Benefit, determined as of the determination date. For purposes hereof, the determination date is the first day of the month. The lump sum actuarial equivalent value shall be determined in each case by use of the otherwise applicable interest rates and other assumptions under the Retirement Plan in determining actuarially equivalent benefits.

        For purposes hereof, an Eligible Employee’s Unrestricted Retirement Plan Benefit as of any determination date equals the vested benefit that such individual would have accrued under the Retirement Plan as of such date under the otherwise applicable provisions of the Retirement Plan, but determined for periods from and after May 1, 1986, without regard to the limitations on such benefits that result from the application of the Section 415 Limitations. Further, the Eligible Employee’s Unrestricted Retirement Plan Benefit shall be determined based upon such individual’s compensation which is or would otherwise be taken into account under the Retirement Plan for purposes of calculating benefits thereunder, but without application of the Section 401(a)(17) Limitation and taking into account the compensation that would have been paid to the Eligible Employee during the Plan Year but for his or her election to defer compensation under the Capital Accumulation Plan. For purposes hereof, compensation that is deferred under the Capital Accumulation Plan shall be taken into account for the Plan Year during which such compensation would have been paid to the Eligible Employee but for his or her election under said plan and only to the extent that such compensation would otherwise be taken into account under the Retirement Plan in calculating benefits thereunder had such compensation been paid directly to the Eligible Employee rather than deferred (but without regard to application of the Section 401(a)(17) Limitation).

        For purposes hereof, an Eligible Employee’s Actual Retirement Plan Benefit as of any determination date equals the vested benefit that the individual has actually accrued as of such date under the provisions of the Retirement Plan, after taking into account all applicable limitations on contributions, benefits and compensation.

        An Eligible Employee’s Unrestricted Retirement Plan Benefit and Actual Retirement Plan Benefit shall be determined after giving effect to the election a Participant makes under Section 3.2 of the Retirement Plan (i.e., the election to receive a contribution to a Personal Investment Account under the Savings and Investment Plan, the final average pay benefit under the Retirement Plan or the personal pension account benefit under the Retirement Plan) for benefits accruing under the Retirement Plan on or after May 1, 2005.

        Section 4.2.    Establishment of Nonqualified Retirement Plan Account.   A Participant’s Retirement Plan Supplemental Benefit shall be determined as of the first day of the month following the month in which the Participant has a Separation from Service, and the lump sum value of such Retirement Plan Supplemental Benefit shall be credited as of such date to a bookkeeping account established for the Participant on the books and records of the Company, referred to as the “Nonqualified Retirement Plan Account.”

        In the event a Participant terminates employment as a result of death, the value of the benefits, if any, to be credited to his or her Nonqualified Retirement Account shall be based upon the lump sum actuarial equivalent value of the death benefits that would be paid under the Retirement Plan under the same assumptions as used under Section 4.1 hereof in determining the Participant’s Unrestricted Retirement Plan Benefit (that is, without regard to the Section 415 Limitation and the Section 401(a)(17) Limitation and without regard to the Participant’s elections to defer compensation under the Capital Accumulation Plan) less the lump sum actuarial equivalent value of death benefits actually payable with respect to such Participant under the Retirement Plan, if any, taking into account all applicable limitations on contributions, benefits and compensation.

        Section 4.3.    Interest Credited to Nonqualified Retirement Plan Account.   All amounts credited to the Nonqualified Retirement Plan Account from time to time shall be credited with interest at a rate that is equal to the pre-retirement interest rate or rates used by the Retirement Plan during the period for which interest is to be so credited for purposes of determining actuarially equivalent benefits under the Retirement Plan. Interest as so determined shall be compounded monthly during the Plan Year.

        Section 4.4.    Payment of Nonqualified Retirement Plan Account.   Payment to a Participant of his or her Nonqualified Retirement Plan Account shall commence as soon as administratively reasonable after the six month anniversary of his or her Separation from Service. All distributions of the Nonqualified Retirement Account will be made in cash. If the value of the Participant’s Nonqualified Retirement Account, determined as of the date on which such Account is established, is greater that $100,000, the Account together with interest thereon shall be paid to the Participant on a monthly basis over a 15-year period in 180 equal monthly installments. If the value of the Participant’s Nonqualified Retirement Account, determined as of the date on which such Account is established, is $100,000 or less, the Account together with interest thereon shall be paid to the Participant in a lump sum.

        ARTICLE 5.    DEFINED CONTRIBUTION SUPPLEMENTAL BENEFIT

        Section 5.1.    Nonqualified Defined Contribution Account.   The Company previously established an Account on behalf of each Participant entitled to a Defined Contribution Supplemental Benefit (as defined in the Predecessor Plan and commonly referred to as the “ESOP restoration benefit”) referred to as the “Nonqualified Defined Contribution Account.” All contributions to the Nonqualified Defined Contribution Account ceased effective April 30, 2005. A Participant’s Nonqualified Defined Contribution Account, if any, will continue to vest according to the terms of the Predecessor Plan.

        Section 5.2    Gains Credited to Nonqualified Defined Contribution Account.   A Participant’s Defined Contribution Supplemental Benefit is expressed in the form of the right to receive Stock. Because of this, the Nonqualified Defined Contribution Account is adjusted to reflect Stock splits, Stock dividends and recapitalizations in such manner as may be determined by the Committee. The Committee may also, in its discretion, adjust the Nonqualified Defined Contribution Account to reflect dividends payable with respect to the Stock from time to time in such manner as it deems appropriate.

        Section 5.3    Payment of Nonqualified Defined Contribution Account.   Payment to a Participant of his or her Nonqualified Defined Contribution Account shall be made as soon as administratively reasonable after the end of the Plan Year in which the Participant’s Separation from Service occurs; provided however, that if the Participant is a Specified Employee, payment to the Participant shall commence as soon as administratively reasonable after the later of: (a) the end of the Plan Year in which the Participant’s Separation from Service occurs; or (b) the six month anniversary of the Participant’s Separation from Service, or if earlier, the Participant’s death. Payment shall be made in Stock in the form of a lump sum.

        ARTICLE 6.    PERSONAL INVESTMENT ACCOUNT SUPPLEMENTAL BENEFIT

        Section 6.1.    Calculation of Personal Investment Account Supplemental Benefit.   An Eligible Employee who, pursuant to Section 3.2 of the Retirement Plan, elects to participate in the Personal Investment Account Benefit under the Savings and Investment Plan, shall be credited with a Personal Investment Account Supplemental Benefit as of the end of each Plan Year commencing May 1, 2005, in an amount equal to his or her Unrestricted Personal Investment Account Allocation for such year less his or her Actual Personal Investment Account Allocation for such year; provided, however, that for the year in which the Participant has a Separation from Service, the Participant’s Personal Investment Account Supplemental Benefit for such year shall be determined as of the end of the month in which the Separation from Service occurs.

        An Eligible Employee’s Unrestricted Personal Investment Account Allocation for a year equals the dollar amount that would have been allocated by the Company to his or her Personal Investment Account for the year, but without application of the Section 415 Limitation or the Section 401(a)(17) Limitation, and based upon the compensation that would have been paid to the Eligible Employee during the year but for his or her election to defer compensation under the Capital Accumulation Plan. For purposes hereof, compensation that is deferred under the Capital Accumulation Plan shall be taken into account for the year during which such compensation would have been paid to the Eligible Employee but for his or her election under said plan and only to the extent that such compensation would otherwise be taken into account in calculating the Eligible Employee’s allocation of Company contributions to the Personal Investment Account had such compensation been paid directly to the Eligible Employee rather than deferred (but without regard to application of the Section 401(a)(17) Limitation).

        An Eligible Employee’s Actual Personal Investment Account Allocation for a year equals the dollar amount that the Company actually allocates as a contribution to the Eligible Employee’s Personal Investment Account for such year.

        Section 6.2.    Establishment of Nonqualified Personal Investment Account.   The Personal Investment Account Supplemental Benefit to be credited to a Participant for a year under Section 6.1 shall be credited as of the last day of such year (except for the year in which a Participant has a Separation from Service, in which case it shall be credited as of the end of the month in which the Separation from Service occurs) to an account established on the books and records of the Company, referred to as the “Nonqualified Personal Investment Account.”

        Section 6.3.    Crediting Gains and Losses to Nonqualified Personal Investment Account.   The Committee shall designate the manner in which a Participant’s Nonqualified Personal Investment Account is to be credited with gains and losses as described on Schedule A hereto, which Schedule may be amended from time to time in the Committee’s discretion. If the Committee designates specific investment funds to serve as an index for crediting gains and losses to a Participant’s Nonqualified Personal Investment Account: (a) the Participant shall be entitled to designate which such fund or funds shall be used to measure gains and losses on his or her Nonqualified Personal Investment Account and to change such designation in accordance with rules established by the Committee; (b) the Participant’s Nonqualified Personal Investment Account will be credited with gains and losses as if invested in such fund or funds in accordance with the Participant’s designation and the rules established by the Committee; and (c) the Committee may, in its sole discretion, eliminate any investment fund or funds previously designated by it, substitute a new investment fund or funds therefore, or add investment fund or funds, at any time. If the Committee makes any such investment funds available for this purpose, the Company shall have no obligation to actually invest any amounts in any such investment funds. Unless the Committee adopts a different rule, investment designations may be changed, generally, on a daily basis.

        Section 6.4.   Vested Interest in Nonqualified Personal Investment Account.   A Participant’s vested interest in his or her Nonqualified Personal Investment Account shall be determined in the same manner as the Participant’s vested interest in his or her Personal Investment Account, and the Company may forfeit the non-vested portion of the Participant’s Nonqualified Personal Investment Account under the same rules and subject to the same limitations as provided for the Personal Investment Account under the Savings and Investment Plan. Notwithstanding the preceding sentence, a Participant shall not earn a fully-vested interest in his or her Nonqualified Personal Investment Account as a result of the termination or partial termination of the Plan in those situations where the Participant is not otherwise fully vested in such Account.

        Section 6.5.    Payment of Nonqualified Personal Investment Account.   Payment to a Participant of his or her Nonqualified Personal Investment Account shall commence as soon as administratively reasonable after his or her Separation from Service. All distributions of the Nonqualified Personal Investment Account will be paid in the form of cash. If the value of the Participant’s Nonqualified Personal Investment Account, determined as of the date on which the Participant’s Separation from Service occurs, is greater that $100,000, the Account shall be paid to the Participant on a monthly basis over a over a fifteen-year period in 180 equal monthly installments. Gains and losses pursuant to Section 6.3 shall continue to be credited on the declining balance of the Account during the payout period. If the value of the Participant’s Nonqualified Personal Investment Account, determined as of the date on which the Participant’s Separation from Service occurs, is $100,000 or less, the Account shall be paid to the Participant in a lump sum. Notwithstanding anything in this Section 6.5 to the contrary, in the case of a Participant who is a Specified Employee, payment to the Participant shall commence as soon as administratively reasonable after the six month anniversary of the Participant’s Separation from Service, or if earlier, the Participant’s death, and gains and losses shall be credited on such Participant’ Nonqualified Personal Investment Account pursuant to Section 6.3 from the date on which the Participant has a Separation from Service.

        ARTICLE 7.    DEATH BENEFITS

        Section 7.1.    Death Before Benefit Commencement.   If a Participant dies prior to the date payment of an Account has commenced, the vested portion of the Account shall be paid to the Participant’s Beneficiary at the same time and in the manner as otherwise provided under the Plan with respect to payments to the Participant.

        Section 7.2.    Death After Benefit Commencement.   If a Participant dies after the date payment of his or her Account has commenced, any amounts remaining to be paid under the Account shall be paid to the Participant’s Beneficiary under the method of distribution in effect at the date of the Participant’s death.

        Section 7.3.    Beneficiary.

7.3.1 Designation of Beneficiary. Each Participant has the right to designate primary and contingent Beneficiaries for death benefits payable under the Plan. Such Beneficiaries may be individuals or trusts for the benefit of individuals. A Beneficiary designation by a Participant shall be in writing on a form acceptable to the Committee and shall only be effective upon delivery to the Company. A Beneficiary designation may be revoked by a Participant at any time by delivering to the Company either written notice of revocation or a new Beneficiary designation form. The Beneficiary designation form last delivered to the Company prior to the death of a Participant shall control.

7.3.2 Failure to Designate Beneficiary. In the event there is no Beneficiary designation on file with the Company at the Participant’s death, or if all Beneficiaries designated by a Participant have predeceased the Participant, any benefits payable pursuant to this Article 7 will be paid to the Participant’s surviving spouse, if living; or if the Participant does not leave a surviving spouse, to the Participant’s surviving issue by right of representation; or, if there are no such surviving issue, to the Participant’s estate. In the event there are benefits remaining unpaid at the death of a Beneficiary and no successor Beneficiary has been designated by the Participant, the remaining balance of such benefit will be paid to the deceased Beneficiary’s estate.

        ARTICLE 8.    CHANGE IN CONTROL PROVISIONS

        Section 8.1.    Application of Article 8.   To the extent applicable, the provisions of this Article 8 relating to an Event of change in control of the Company shall control, notwithstanding any other provisions of the Plan to the contrary, and shall supersede any other provisions of the Plan to the extent inconsistent with the provisions of this Article 8.

        Section 8.2.    Payments to and by the Trust.   Pursuant to the terms of the Trust, the Company is required to make certain payments to the Trust if an Event occurs or if the Company determines that it is probable that an Event may occur. The obligation of the Company to make such payments shall be considered an obligation under the Plan, and the provisions of the Trust related thereto are hereby incorporated in the Plan by reference; provided, however, that such obligation shall at all times be and remain subject to the terms of the Trust as in effect from time to time.

        Section 8.3.    Legal Fees and Expenses.   The Company shall reimburse a Participant or his or her Beneficiary for all reasonable legal fees and expenses incurred by such Participant or Beneficiary after the date of an Event in seeking to obtain any right or benefit provided by the Plan.

        Section 8.4.    Late Payment and Additional Payment Provisions.   If after the date of an Event there is a delay in the payment of any benefit under the Plan, each amount otherwise payable to any Participant or Beneficiary shall be credited with interest at the rate of five percent per year, compounded quarterly, from the date on which the distribution was required to be made under the terms of the Plan until the actual date of the distribution. In the event that this interest is to be credited for some period less than a full calendar quarter, the interest shall be determined and compounded for the fractional quarter. This interest represents a late payment penalty for the delay in payment and is intended to supplement any other interest or gains credited to a Participant’s Account under the Plan.

        In the event that payment of benefits has commenced to a Participant or Beneficiary prior to the date of an Event, then the date on which distribution was required to be made under the terms of the Plan shall be determined with reference to the payment provision that was in effect prior to the date of the Event. No adjustment may be made to any payment form which was in effect prior to the date of an Event with respect to any Account which would have the effect of delaying payments otherwise to be made under the payment form or otherwise increasing the period of time over which payments are to be made.

        Any benefit payments made by the Company after the date on which a benefit distribution was required to be made under the terms of the Plan shall be applied first against the first due of such benefit distributions (with application first against any applicable late payment penalty and next against the benefit amount itself) until fully paid, and next against the next due of such payments in the same manner, and so forth, for purposes of calculating the late payment penalties hereunder.

        Participants and their Beneficiaries shall be entitled to benefit payment under the Plan plus the late payment penalty referred to hereinabove first from the Trust and secondarily from the Company, as otherwise provided in Section 8.2.

        ARTICLE 9.    FUNDING

        Section 9.1.    Source of Benefits.   All benefits under the Plan shall be paid when due by the Company out of its assets or from the Trust.

        Section 9.2.    No Claim on Specific Assets.   No Participant shall be deemed to have, by virtue of being a Participant in the Plan, any claim on any specific assets of the Company such that the Participant would be subject to income taxation on his or her benefits under the Plan prior to distribution and the rights of Participants and Beneficiaries to benefits to which they are otherwise entitled under the Plan shall be those of an unsecured general creditor of the Company.

        ARTICLE 10.    ADMINISTRATION

        Section 10.1.    Administration.   The Plan shall be administered by the Committee. The Company shall bear all administrative costs of the Plan other than those specifically charged to a Participant or Beneficiary.

        Section 10.2.    Powers of Committee.   In addition to the other powers granted under the Plan, the Committee shall have all powers necessary to administer the Plan, including, without limitation, powers to:

(a) interpret the provisions of the Plan;

(b) establish and revise the method of accounting for the Plan and to maintain the Accounts; and

(c) establish rules for the administration of the Plan and to prescribe any forms required to administer the Plan.

        Section 10.3.    Actions of the Committee.   Except as modified by the Board, the Committee (including any person or entity to whom the Committee has delegated duties, responsibilities or authority, to the extent of such delegation) has total and complete discretionary authority to determine conclusively for all parties all questions arising in the administration of the Plan, to interpret and construe the terms of the Plan, and to determine all questions of eligibility and status of employees, Participants and Beneficiaries under the Plan and their respective interests. Subject to the claims procedures of Section 10.6, all determinations, interpretations, rules and decisions of the Committee (including those made or established by any person or entity to whom the Committee has delegated duties, responsibilities or authority, if made or established pursuant to such delegation) are conclusive and binding upon all persons having or claiming to have any interest or right under the Plan.

        Section 10.4.    Delegation.   The Committee, or any officer designated by the Committee, shall have the power to delegate specific duties and responsibilities to officers or other employees of the Company or other individuals or entities. Any delegation may be rescinded by the Committee at any time. Each person or entity to whom a duty or responsibility has been delegated shall be responsible for the exercise of such duty or responsibility and shall not be responsible for any act or failure to act of any other person or entity.

        Section 10.5.    Reports and Records.   The Committee, and those to whom the Committee has delegated duties under the Plan, shall keep records of all their proceedings and actions and shall maintain books of account, records, and other data as shall be necessary for the proper administration of the Plan and for compliance with applicable law.

        Section 10.6.    Claims Procedure.   The Committee shall notify a Participant in writing within 90 days of the Participant’s written application for benefits of his or her eligibility or non-eligibility for benefits under the Plan. If the Committee determines that a Participant is not eligible for benefits or full benefits, the notice shall set forth: (a) the specific reasons for such denial; (b) a specific reference to the provision of the Plan on which the denial is based; (c) a description of any additional information or material necessary for the claimant to perfect his or her claim, and a description of why it is needed; and (d) an explanation of the Plan’s claims review procedure and other appropriate information as to the steps to be taken if the Participant wishes to have his or her claim reviewed. If the Committee determines that there are special circumstances requiring additional time to make a decision, the Committee shall notify the Participant of the special circumstances and the date by which a decision is expected to be made, and may extend the time for up to an additional 90-day period. If a Participant is determined by the Committee to be not eligible for benefits, or if the Participant believes that he or she is entitled to greater or different benefits, the Participant shall have the opportunity to have his or her claim reviewed by the Committee by filing a petition for review with the Committee within 60 days after receipt by the Participant of the notice issued by the Committee. If a Participant does not appeal on time, the Participant will lose the right to appeal the denial and the right to file suit under ERISA, and the Participant will have failed to exhaust the Plan’s internal administrative appeal process, which is generally a prerequisite to bringing suit. Said petition shall state the specific reasons the Participant believes he or she is entitled to benefits or greater or different benefits. Within 60 days after receipt by the Committee of said petition, the Committee shall afford the Participant (and his or her counsel, if any) an opportunity to present the Participant’s position to the Committee orally or in writing, and the Participant (or his or her counsel) shall have the right to review the pertinent documents, and the Committee shall notify the Participant of its decision in writing within said 60-day period, stating specifically the basis of the decision written in a manner calculated to be understood by the Participant and the specific provisions of the Plan on which the decision is based. If, because of the need for a hearing, the 60-day period is not sufficient, the decision may be deferred for up to another 60-day period at the election of the Committee, but notice of this deferral shall be given to the Participant. In the event an appeal of a denial of a claim for benefits is denied, any lawsuit to challenge the denial of such claim must be brought within one year of the date the Committee has rendered a final decision on the appeal.

        ARTICLE 11.    AMENDMENTS AND TERMINATION

        Section 11.1.    Amendments.   The Company, by action of the Committee, or the Chief Executive Officer of the Company or the Senior Vice President of Human Resources, to the extent authorized by the Committee, may amend the Plan, in whole or in part, at any time and from time to time. Any such amendment shall be filed with the Plan documents. No amendment, however, may be effective to reduce the vested amounts credited to a Participant’s Account (or that would be so credited with respect to a Participant who is actively employed immediately prior to the date of amendment had the Participant terminated employment and had his or her Account been established immediately prior to such date), as determined immediately prior to such amendment (the “existing benefit”), or reduce the rate of interest that is credited or to be credited to the existing benefit, except that the Company may change the investment funds or funds that it may make available for crediting gains and losses pursuant to Section 6.3 at any time in its discretion.

        Section 11.2.    Termination.   The Company expects the Plan to be permanent, but necessarily must, and hereby does, reserve the right to terminate the Plan at any time by action of the Committee. Upon termination of the Plan, all accruals and contributions shall immediately cease, but distributions will continue to be made at the time and in the manner otherwise specified in the Plan. Termination of the Plan shall not be effective to reduce the vested amounts credited to a Participant’s Account (or that would be so credited with respect to a Participant who is actively employed immediately prior to the date of such termination had the Participant had a Separation from Service and had his or her Account been established immediately prior to such date) (the “existing benefit”), or reduce the rate of interest that is credited or to be credited to the existing benefit, except that the Company may change the investment funds or funds that it may make available for crediting gains and losses pursuant to Section 6.3 at any time in its discretion.

        ARTICLE 12.    MISCELLANEOUS

        Section 12.1.    No Guarantee of Employment.   Neither the adoption nor the maintenance of the Plan shall be deemed to be a contract of employment between an Affiliate and any Participant. Nothing contained herein shall give any Participant the right to be retained in the employ of an Affiliate or to interfere with the right of an Affiliate to discharge any Participant at any time; nor shall it give an Affiliate the right to require any Participant to remain in its employ or to interfere with the Participant’s right to terminate his or employment at any time.

        Section 12.2.    Release.   Any payment of benefits to or for the benefit of a Participant or a Participant’s Beneficiary that is made in good faith by the Company in accordance with the Company’s interpretation of its obligations under the Plan shall be in full satisfaction of all claims against the Company for benefits under the Plan to the extent of such payment.

        Section 12.3.    Notices.   Any notice permitted or required under the Plan shall be in writing and shall be hand-delivered or sent, postage prepaid, by first class mail, or by certified or registered mail with return receipt requested, to the principal office of the Company, if to the Company, or to the address last shown on the records of the Company, if to a Participant or Beneficiary. Any such notice shall be effective as of the date of hand-delivery or mailing.

        Section 12.4.    Nonalienation.   No benefit payable at any time under the Plan shall be subject in any manner to alienation, sale, transfer, assignment, pledge, levy, attachment, or encumbrance of any kind by any Participant or Beneficiary, except with respect to a Qualified Domestic Relations Order.

        Section 12.5.    Tax Liability.   The Company may withhold from any payment of benefits or other compensation payable to a Participant or Beneficiary, or the Company may direct the trustee of the Trust to withhold from any payment of benefits to a Participant or Beneficiary, such amounts as the Company determines are reasonably necessary to pay any taxes or other amounts required to be withheld under applicable law.

        Section 12.6.    Captions.   Article and section headings and captions are provided for purposes of reference and convenience only and shall not be relied upon in any way to construe, define, modify, limit, or extend the scope of any provision of the Plan.

        Section 12.7.    Applicable Law.   The Plan and all rights hereunder shall be governed by and construed according to the laws of the State of Minnesota, except to the extent such laws are preempted by the laws of the United States of America.

        Section 12.8.    Invalidity of Certain Provisions.   If any provision of the Plan is held invalid or unenforceable, such invalidity or unenforceability shall not affect any other provision of the Plan and the Plan shall be construed and enforced as if such provision had not been included.

        Section 12.9.    No Other Agreements.   The terms and conditions set forth herein constitute the entire understanding of the Company and the Participants with respect to the matters addressed herein.

        Section 12.10.    Incapacity.   In the event that any Participant is unable to care for his or her affairs because of illness or accident, any payment due may be paid to the Participant’s spouse, parent, brother, sister or other person deemed by the Committee to have incurred expenses for the care of such Participant, unless a duly qualified guardian or other legal representative has been appointed.

        Section 12.11.    Payment Made as Soon as Administratively Reasonable.   For purposes of the Plan, a payment will be deemed to be made as soon as administratively reasonable after a date if it is made within the same calendar year as the date, or, if later, by the 15th day of the third calendar month following the date.

        Section 12.12.    Electronic Media.   Notwithstanding anything in the Plan to the contrary, but subject to the requirements of ERISA, the Code, or other applicable law, any action or communication otherwise required to be taken or made in writing by a Participant or Beneficiary or by the Company or Committee shall be effective if accomplished by another method or methods required or made available by the Company or Committee, or their agent, with respect to that action or communication, including e-mail, telephone response systems, intranet systems, or the Internet.

        Section 12.13.    Acceleration of Distributions Upon Certain Events.   Notwithstanding anything in the Plan to the contrary, all or a portion of a Participant’s benefits may be distributed at an earlier time and in a different form than specified in the Plan:

(a) As may be necessary to fulfill a Qualified Domestic Relations Order or a certificate of divestiture (as defined in Section 1043(b)(2) of the Code);

(b) At any time the Plan fails to meet the requirements of Section 409A of the Code, but only to the extent the distribution does not exceed the amount required to be included in income as a result of such failure; or

(c) To pay the Federal Insurance Contributions Act (“FICA”) tax imposed under Section 3110 of the Code and Section 3121(v)(2) of the Code on compensation deferred under the Plan (the “FICA Amount”), the income tax imposed on the FICA Amount, and the additional income tax attributable to the pyramiding wages and taxes.

        Section 12.14.    Delay of Distributions Upon Certain Events.   The Company shall delay the distribution of any amount otherwise required to be distributed under the Plan if, and to the extent that:

(a) The Company reasonably anticipates that the Company’s deduction with respect to such distribution otherwise would be limited or eliminated by application of Section 162(m) of the Code. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the deduction of the distribution will not be limited or eliminated by Section 162(m) of the Code.

(b) The Company reasonably anticipates that the making of the distribution would violate Federal securities laws or other applicable law. In such event, the distribution will be made at the earliest date on which the Company reasonably anticipates that the making of the distribution will not cause such a violation.